Exhibit 99.1
Holly Corporation Announces Definitive Agreement to Acquire Sunoco’s Tulsa Refinery
Dallas, Texas, April 16, 2009 — Holly Corporation (NYSE:HOC) (“Holly”) announced today that Holly Refining & Marketing — Mid-Con, L.L.C. (“HRMM”), a wholly owned subsidiary, and Sunoco Inc. (R&M) (NYSE:SUN) (“Sunoco”) have entered into a definitive agreement under which HRMM will purchase Sunoco’s 85,000 barrel per day (BPD) Tulsa refinery and associated businesses.
Under the terms of the agreement, HRMM will pay Sunoco $65 million at closing for the refinery. The transaction will also include inventory which will be valued at market prices at closing. Holly will also receive as part of the acquisition an assignment of the Sunoco specialty lubricant product trademarks in North America and a license to use the same in Central and South America. The transaction, which is expected to close by June 1, 2009, is subject to approval by certain regulatory agencies as well as other usual and customary closing conditions.
Matt Clifton, Chairman of the Board and Chief Executive Officer of Holly, said, “We are extremely excited about acquiring this complex refinery and its specialty lubricant products business. In addition to a very attractive price, the Tulsa acquisition provides Holly with added asset, geographic, and product diversity. The Tulsa refinery produces an industry-recognized portfolio of specialty lube oils, process oils and waxes, as well as transportation fuels. The talented Tulsa employees and the specialty lubricant products management team who will be joining Holly have done a great job optimizing the capabilities of the facility. By leveraging the respected Sunoco specialty lubricant product trademarks and formulations, the facility has consistently realized very strong gross margins on these specialty lubricant products. This strength in specialty lubricant products, together with an approximate 40 percent yield of diesel and jet fuel and the bottoms upgrading capabilities of the plant’s coker, has allowed the overall operation to deliver attractive gross margins and solid financial results. The facility’s proximity to and direct pipeline connection from the Cushing, Oklahoma, crude oil hub combined with its ability to deliver directly into Burlington Northern’s Tulsa railroad yard and Magellan’s pipeline system, allows the facility to competitively supply transportation fuels to a number of attractive mid-continent markets. We would like to thank the many public officials in the state of Oklahoma and the city of Tulsa for their efforts in supporting this transaction”
Clifton added, “Holly plans to construct a new diesel desulfurizer and associated equipment at the Tulsa refinery by the end of 2011. This addition will allow the facility to produce all of its diesel fuel as ultra low sulfur diesel. We estimate the cost of the project, which will be expended primarily in 2010 and 2011, to be approximately $150 million. By replicating similar projects just completed at Holly’s two existing refineries, we are confident that we can execute this project in a very cost-effective and efficient manner. We view this acquisition as an attractive addition to Holly’s facilities in New Mexico and Utah, increasing Holly’s overall refining capacity by over 60% to 216,000 BPSD while adding the Mid-continent to our existing Rocky Mountain and Southwest markets. The Tulsa acquisition, at its attractive purchase price, adds a significant potential income producing contributor to our profitable and recently upgraded refineries while maintaining our strong balance sheet. We are confident that this transaction will create significant value for Holly shareholders.”
Holly anticipates that the transaction, the purchase of inventory and associated future capital spending will be funded from cash on hand, cash generated from operations and from the company’s recently expanded $300 million revolving credit facility.
Holly has scheduled a conference call for Thursday, April 16, 2009 at 10:00 AM Eastern Time to present additional information regarding this acquisition. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is 95758763. For those who would like to listen to this call via the internet, you may access the call at http://www.videonewswire.com/event.asp?id=57925.
Holly will also post a series of presentation slides on its website with additional detail regarding this transaction. These slides can be accessed approximately one hour prior to the conference call and webcast, and can be accessed at www.hollycorp.com. The slides will be posted on the Investors page, in the Conferences & Presentations section, which can be accessed by selecting “Investors” at the top of the home page.
Additionally, listeners may replay this call approximately two hours after the call concludes by dialing (800) 642-1687. This audio archive will be available through April 30, 2009.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 100,000 barrel per day (“bpd”) refinery located in Artesia, New Mexico and a 31,000 bpd refinery in Woods Cross, Utah. Holly also owns a 46% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Such differences could be caused by a number of factors including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in Holly’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products an market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, effects of governmental regulations and policies, the availability and cost of financing to Holly, the effectiveness of Holly’s capital investments and marketing strategies, the ability of Holly to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, our ability to complete the acquisition of the Tulsa refinery, our ability to successfully integrate the operations of the Tulsa refinery into our business, Holly’s efficiency in carry out construction projects, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions, and other financial, operational and legal risks and uncertainties detailed from time to time in Holly’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation
214/871-3555